Allied Healthcare International Inc. Reports Fiscal 2007 Third Quarter Results

	Third Quarter Ended 6/30/07	Third Quarter Ended 6/30/06

Revenue ($m)	$77.6	$73.2
Gross Profit ($m)	$25.2	$22.2
Gross Margin (%)	32.5%	30.3%
Diluted EPS ($)	$0.02	$0.03
Diluted EPS ($), as adjusted	$0.05	$0.03

NEW YORK—August 7, 2007— Allied Healthcare International Inc. (NASDAQ: AHCI; AIM: AHI) has reported its fiscal third quarter 2007 results for the period ended June 30, 2007.

The Company generated revenues of $77.6 million for the quarter, compared with $73.2 million for the comparable period last year, an increase of $4.4 million, or 6.0%. Within the Flexible Staffing division, homecare services accounted for 65% of revenue, nursing homes for 13%, hospital staffing for 13%, and the Allied Respiratory division accounted for 9% of revenue. At constant prices, the decrease in revenue was mainly due to a $4.4 million decline in revenue in the Flexible Staffing division, which was partially offset by a $2.6 million increase in revenue in the Allied Respiratory division. The core business of homecare services has seen a 1% growth in real terms when compared with the third quarter 2006, but as expected, hospital staffing revenue was lower than the prior year as a result of a 30% decline in demand from hospitals. Changes in foreign exchange of $6.2 million also had a favorable effect on revenues for the quarter.

Operating income for the period was $3.3 million, including the benefit of a $0.4 million exchange gain, as compared to $2.9 million operating income reported for the comparable period last year. However, interest charges of $1.2 million were $0.2 million higher than the same period in 2006, mainly as a result of the exchange rate adversely impacting interest costs. The tax charge for the period totaled $1.2 million, which is based on an effective tax rate of 52.5%, compared with $0.7 million last year, which had a lower effective tax rate of 33.1%. The higher rate for the quarter under review results from a high level of disallowable costs and valuation allowance in the period. Net income for the quarter was $1.1 million, or $0.02 per diluted share, compared with net income of $1.4 million, or $0.03 per diluted share for the third quarter last year. Included

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in the quarter are costs associated with the resignation of the Company’s Chairman and Chief Executive Officer, as well as costs associated with the issuance of new warrants and extending the expiration date of previously issued warrants. Excluding these costs, net income for the quarter would have been $2.5 million, or $0.05 per diluted share. Changes in foreign exchange of $0.1 million had a favorable effect on the quarter.

Gross profit for the quarter increased to $25.2 million, compared with $22.2 million for the comparable quarter last year, an increase of $3.0 million, or 13.6%. Gross profit margins for the quarter also improved to 32.5%, compared with 30.3% last year. Gross margins for the Flexible Staffing division were 30.1% for the quarter, compared with 30.8% for the third quarter last year, which is mainly due to lower margins on NHS Framework Agreements. Changes in foreign exchange of $2.0 million had a favorable effect on gross profit.

The Company’s reported gross profit mix for the quarter is as follows: 64% homecare services, 11% nursing homes, 9% hospital staffing, and 16% Allied Respiratory.

For the third quarter, the Company reported total selling, general and administration (SG&A) costs of $21.8 million, compared with $19.3 million for the comparable period last year, an increase of 13.2%. The increase was mainly due to severance costs and related professional fees incurred upon the resignation of the Chairman and Chief Executive Officer of $1.2 million, the issuance of new warrants and modification to extend the expiration date on previously issued warrants of $0.4 million and additional costs in Allied Respiratory of $0.1 million. Cost savings of $0.7 million in the Company’s Flexible Staffing division partially offset the increase. Changes in foreign exchange of $1.6 million had an unfavorable effect on SG&A costs.

Days sales outstanding (DSO) decreased to 30 days for the quarter ended June 30, 2007, compared with 36 days for the same quarter last year.

Sarah L. Eames, Allied Healthcare Deputy Chairman and Interim Chief Executive Officer stated, “Allied’s diversified customer base has sustained the Company through a significant market contraction in the hospital staffing market. The management team has demonstrated consistent quarter-to-quarter performance during fiscal 2007 in the flexible staffing division with an eye to controlling branch network expenses and increasing market penetration in the homecare market.”

Ms. Eames concluded, “We will continue our emphasis on growing the homecare services business through partnering with Local Government and Primary Care Trusts to manage patients with long term chronic healthcare needs in the home.”

On August 7, 2007 at 10:00 EST, Allied Healthcare will host a conference call to discuss the financial and operating performance of its fiscal 2007 third quarter. Those interested in listening to management’s discussion of the results may join the call by dialing 866-334-4934 or domestic participants, 416-849-4293 for international participants. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s website: www.alliedhealthcare.com. A replay will be available for one week following the call by dialing 866-245-6755 for domestic

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participants, and 416-915-1035 for international participants. When prompted, please enter passcode 394111. The presentation will be available and archived on the Company’s website for 90 days.

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for charges that are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Management also uses these non-GAAP measures internally to assess the performance of its business and to establish operational goals. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About Allied Healthcare International Inc.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 100 branches with the capacity to provide careers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care providers, nursing homes and hospitals. The company also supplies medical-grade oxygen in the form of cylinders and concentrators to patients in the U.K.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; our ability to meet the performance criteria of our respiratory therapy contract; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the ability to use net operating loss carry forwards to offset net income; the effect of the fluctuations in foreign currency exchange rates may have on our dollar denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet,

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may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Allied Healthcare International Inc.

David Moffatt, Chief Financial Officer

London: 20-7838-9922

davidmoffatt@alliedhealthcare.com

The Investor Relations Group

Adam Holdsworth/Rachel Colgate

212-825-3210

KBC Peel Hunt (Nominated Adviser and Broker)

Matt Goode

London: 20-7418-8900

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ALLIED HEALTHCARE INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Total revenues	$77,577	$73,170	$223,970	$220,123
Gross profit	25,193	22,176	70,790	67,438
Selling, general and administrative expenses	21,846	19,301	59,797	54,892
Operating income	3,347	2,875	10,993	12,546
Interest and other expense, net	1,093	945	3,419	2,821
Foreign exchange income	(94)	(88)	(231)	(62)
Income before income taxes	2,348	2,018	7,805	9,787
Provision for income taxes	1,233	668	2,772	2,462
Net income	$1,115	$1,350	$5,033	$7,325
Basic and diluted net income per share of common stock	$0.02	$0.03	$0.11	$0.16
Weighted average number of common shares outstanding:
Basic	44,957	44,957	44,957	44,921
Diluted	45,211	44,957	45,145	45,108

Reconciliation of Reported Net Income to Adjusted Net Income:

	Three Months Ended		Nine Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Reported net income	$1,115	$1,350	$5,033	$7,325
Severance and related costs	922	—	922	—
Warrant costs	435	—	435	—
Adjusted net income	$2,472	$1,350	$6,390	$7,325

Reconciliation of Reported Net Income Per Share to Adjusted Net Income Per Diluted Share:

	Three Months Ended		Nine Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Reported net income per share of common stock	$0.02	$0.03	$0.11	$0.16
Add back: per share effect of severance and related costs	0.02	—	0.02	—
Add back: per share effect of warrant costs	0.01	—	0.01	—
Adjusted net income per share of common stock	$0.05	$0.03	$0.14	$0.16